Exabyte Repayment Plan

Memorandum of Understanding

This Memorandum records mutual agreements reached as of this 4th day of March, 2003, between Exabyte Corporation, having a place of business at 1685 38th Street, Boulder, Colorado 80301 U.S.A, ("Exabyte") and Panasonic Consumer Electronics Company having a place of business at One Panasonic Way, Secaucus, New Jersey 07094 U.S.A., ("Panasonic").

This Memorandum shall document agreements between Exabyte and Panasonic regarding special payment terms for the total amount of accounts payable owed by Exabyte to Panasonic as of December 31, 2002 ("12/31/02 Total Amount Payable"). Exabyte will repay the 12/31/02 Total Amount Payable in full and in such amounts and on such dates as defined in the attached payment schedule ("Repayment Schedule"). Exabyte will pay for new purchases made from Panasonic after 12/31/2002 according to the payment terms ("Payment Terms") defined in the attachment.

Except in the case of an event as defined below and to the extent that Exabyte is in compliance with the Payment Terms regarding any shipments received from Panasonic after 12/31/2002, Panasonic agrees to make a reasonable effort to comply with details of any and all purchase orders from Exabyte, and to continue shipments to Exabyte.

Upon the occurrences of any one or more of the following events, this Memorandum of Understanding shall be terminated and the entire unpaid balance of the 12/31/02 Total Amount Payable and all invoices with respect to new shipments after 12/31/2002 shall become immediately due and payable, provided however that direct equity investment by individual investors, institutional investors and/or strategic or corporate investors shall be excluded from any of the following events to the extent such investments are limited so that they do not effectively constitute a merger or consolidation:

       i.       any failure by Exabyte to make a payment according to the Repayment Schedule when such payment is due;

       ii.      any failure by Exabyte to comply with the Payment Terms with respect to payables owed to Panasonic by Exabyte for purchases made and shipments received after December 31, 2002;

       iii.     a merger, consolidation, or other corporate reorganization; termination of existence; insolvency; business failure, filing for any form of bankruptcy relief; a bankruptcy petition filed against it or cessation of the conduct of any substantial part of Exabyte's current normal business activity.

This Memorandum shall, when signed by Panasonic and Exabyte representatives, supercede and replace any formal or informal agreements, memorandums or proposals whether oral or written made by the parties in December, 2002 or January or February, 2003 with regard to the repayment of the 12/31/02 Total Amount Payable.

By:________________________	By:________________________
Date: ______________________	Date: ______________________
Exabyte Corporation	Panasonic Consumer Electronics Company